Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of ViewRay, Inc. dated March 28, 2016, appearing in the Annual Report on Form 10-K of ViewRay, Inc. for the year ended December 31, 2015 and our report dated February 20, 2015 (March 25, 2015 as to the effects of the reverse stock split described in Note 18) appearing in the Form 8-K of ViewRay Incorporated for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

March 30, 2016